Exhibit 23.4
[AVONDALE PARTNERS, LLC LETTERHEAD]
April 16, 2007
Special Committee of the Board of Directors
National HealthCare Corporation
100 Vine Street
Suite 1400
Murfreesboro, TN 37130
     We hereby consent to the inclusion of our opinion letter, dated, December 20, 2006, to the special committee of the Board of Directors of National HealthCare Corporation included as Appendix D to the Joint Proxy Statement/Prospectus, which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 relating to the proposed merger and to the references to such opinion in the Joint Proxy Statement/Prospectus under the captions “SPECIAL FACTORS—Recommendations of the NHC Special Committee and the NHC Board of Directors, Fairness of the Offer and the Merger” and “SPECIAL FACTORS—Opinion of NHC’s Financial Advisor Avondale Partners, LLC”. In giving such consent, we do not hereby admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
\s\ Avondale Partners, LLC

Avondale Partners, LLC